Exhibit 99.1

RELMADA THERAPEUTICS, INC.

2222 Ponce De Leon Blvd., 3rd Floor

Coral Gables, FL 33134

January 12, 2023

Fabiana Fedeli

c/o Relmada Therapeutics, Inc.

2222 Ponce De Leon Blvd., 3rd Floor

Coral Gables, FL 33134

Dear Ms. Fedeli:

On behalf of Relmada Therapeutics, Inc. (the “Company”), I would like to welcome you to our team. I would also like to take this time to confirm our discussions with regard to your position on our Board of Directors starting January 12, 2023.

Director Fee:	$66,000 per year, payable in four equal quarterly installments.

Options:	200,000 options (the “Options”) to purchase shares of the Company’s common share $0.001 par value (the “Shares”) The Options shall have a term of 10 years and the exercise price of the Options shall be equal to the share price of the common stock on your start date, January 12, 2023. The Options shall vest as follows: twenty-five percent (25%) shall vest on the first anniversary of the Effective Date (the “Grant Date”) and the remaining seventy-five percent (75%) shall thereafter vest commencing on April 12, 2024 in equal quarterly increments of 6.25% of the initial option Grant over the following three year period, until the shares are 100% vested, provided, however, that the effectiveness of such stock option award is expressly conditioned upon approval by the stockholders of the Corporation at the Corporation’s next annual meeting of stockholders of an amendment to the 2021 Plan to increase the number of shares of common stock authorized for awards thereunder by an amount at least sufficient to cover the number of shares underlying such stock option award and the shares of Common Stock subject to other options granted by the Company after May 25, 2022, that are subject to a similar condition, and that this condition shall be expressly stated in the Award Agreement to be entered into by the Corporation and Ms. Fedeli. For the avoidance of doubt, the final installment of Options shall vest on January 12, 2027.

Term:	You shall remain as a director of the Company from the Effective Date until your resignation, or successor, if any, is elected or qualified (the “Termination Date”). You shall be classified as a Class I director and be up for election at the 2025 annual shareholders meeting, with a three year term thereafter. If your position is terminated prior to the Termination Date, you shall only be entitled to the director fee payable and the Options that have vested as of such date. You shall also on the date hereof sign an Indemnification Agreement with the Company.

Committees:	You agree to be (i) a member of the Company’s Audit Committee and (ii) a member of the Compensation Committee. As of the date hereof, annual compensation for being a member of the Audit Committee is $9,900 and $7,700 for being a member of the Compensation Committee, each payable in four quarterly installments.

On behalf of the Company’s Board, I would like to thank you for your time and we look forward to working with you closely to make the Company a success.

Yours truly,

/s/ Sergio Traversa
Sergio Traversa
CEO

Accepted as of the date
first above written (the “Effective Date”)

/s/ Fabiana Fedeli
Fabiana Fedeli